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                                                                 EXHIBIT 10.21.2


                       AMENDMENT TO STOCK OPTION AGREEMENT

      This Amendment (this "Amendment") is entered into on this 5th day of May, 2006, by and between ORBCOMM Inc., a Delaware corporation (the "Company"), and John Brady, the undersigned employee (the "Employee") of the Company.

      WHEREAS, the Employee was previously granted stock options pursuant to an Incentive Stock Option Agreement, dated July 6, 2004, by and between the Company and the Employee (the "Option Agreement"; and the stock options granted pursuant to the Option Agreement are hereinafter referred to as the "Options"); and

      WHEREAS, the Employee and the Company have agreed to make certain changes to the Employee's employment agreement (as amended, the "Employment Agreement") and the Option Agreement pursuant to a Term Sheet Re: Continued Employment entered into between the Employee and the Company on or about April 13, 2006 (the "Term Sheet"); and

      WHEREAS, the Employee and the Company are cognizant of the new rules governing stock options under Internal Revenue Code Section 409A (together with any proposed and final regulations and other guidance issued thereunder by the Internal Revenue Service, "Section 409A"); and

      WHEREAS, the Employee and the Company now wish to amend the Option Agreement in accordance with the Term Sheet but without subjecting the stock options to Section 409A (i.e., continuing to maintain the exemption of the Options from Section 409A's requirements to the extent that the Options, as they existed before this Amendment, were so exempt);

      NOW, THEREFORE, in consideration of the above premises, the mutual covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

      1. Non-Statutory Stock Options. The Employee understands, acknowledges, and accepts that, by virtue of this Amendment, the Options will no longer satisfy the requirements for incentive stock options under Internal Revenue Code
Section 422, and will instead be treated, including for tax purposes, as non-statutory stock options.

      2. Vesting. Notwithstanding anything to the contrary in the Option Agreement, immediately upon the occurrence of a Qualifying Termination (as defined below), all of the Options, to the extent not already exercisable, will become exercisable.


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      A "Qualifying Termination" means a termination of the Employee's employment with the Company (a) due to a termination by the Company without cause (as defined in Section 4 of the Employment Agreement), (b) due to his death or disability (as provided for in Section 4 of the Employment Agreement), or (c) due to the natural expiration of the Term (as defined in Section 2 of the Employment Agreement). By way of clarification, a "Qualifying Termination" will not occur in the event that the Employee's employment is terminated by the Company with cause (as defined in Section 4 of the Employment Agreement) or the Employee voluntarily resigns from his employment with the Company before the natural expiration of the Term (as defined in Section 2 of the Employment Agreement).

      3. Exercise Period. Pursuant to Section 4(b)(ii)(A) of the Option Agreement, the Employee is provided with 30 days or three months, as applicable, following certain terminations of his employment during which he may exercise his vested Options.

      In accordance with Proposed Treasury Regulation Section 1.409A-1(b)(5)(v)(C), the parties hereto agree that the above-referenced time periods during which the Employee may exercise his vested Options are extended until the later of (a) December 31st of the calendar year in which the Employee's right to exercise the Options would have expired but for the extension provided in this Section 3 and (b) the 15th day of the third month following the month in which the Employee's right to exercise the Options would have expired but for the extension provided in this Section 3.

      EXAMPLE: If the Employee's employment is terminated by the Company without cause on December 15, 2006, then his right to exercise his vested Options would have expired under the terms of the Option Agreement thirty days later (January 14, 2007). As a result of the extension provided in this Section 3, the Employee will be permitted to exercise his vested Options through December 31, 2007.

      4. Repurchase Rights. Pursuant to Section 5 of the Option Agreement, provided that certain conditions are satisfied, the Company has the right, exercisable in its sole discretion, to repurchase from the Employee shares acquired by the Employee pursuant to his exercise of all or any portion of the Options. The Company hereby agrees that it will not exercise such discretion and will not require the Employee to sell to the Company any shares that the Employee acquires pursuant to his exercise of all or any portion of the Options. In the event that the Company's commitment in this Section 4 is deemed to be a modification of the Options, which may then cause the Options to become subject to the requirements of Section 409A, then this Section 4 will be of no effect, will be deemed stricken from this Amendment, and the Company will retain its discretionary repurchase rights as set forth in the Option Agreement.


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      5. Employment Termination Upon Expiration of the Term. For purposes of the
Option Agreement, including, without limitation, for purposes of determining the time period during which the Employee may exercise his vested options and the extent of the Company's repurchase rights, the termination of the Employee's employment with the Company due to the natural expiration of the Term (as defined in Section 2 of the Employment Agreement) will not be treated as a voluntary termination of employment by the Employee. Rather, such a termination will be treated as a refusal by the Company to extend the Employee's term of employment, and thus a termination of employment by the Company without cause.

      6. Amendments Necessitated by Section 409A. The parties hereto acknowledge that the requirements of Section 409A are still being developed and interpreted by government agencies, that certain issues under Section 409A remain unclear at this time, and that the parties hereto have made a good faith effort to comply with current guidance under Code Section 409A. Notwithstanding anything in this Amendment or the Option Agreement to the contrary, in the event that amendments to the Option Agreement, as amended by this Amendment, are necessary in order to ensure that the Options are exempt from the requirements of Section 409A, the Employee agrees that the Company will be permitted to make such amendments, on a prospective and/or retroactive basis, in its sole discretion, provided that it has first negotiated with the Employee on a good faith basis to construct an amendment that would be mutually satisfactory to the parties hereto.

      7. No Guaranty of Exemption from Section 409A. Nothing in this Amendment, the Term Sheet, or any other agreement between the parties hereto is to be construed by the Employee or any other person as a guaranty or assurance of any sort by the Company that the Options were and/or continue to be exempt from the requirements of Section 409A. The Employee acknowledges that the Company cannot make such a guaranty or assurance, and warrants and represents that he has not relied upon any such guaranty or assurance, if any, previously made by the Company or any of its representatives, whether orally or in writing.

      8. Continued Validity of the Option Agreement. Except as amended and superseded by this Amendment, the Option Agreement will remain in full force and effect, will continue to bind the parties hereto, and will continue to govern the terms and conditions of the Options. To the extent that the terms of this Amendment conflict or are inconsistent with the terms of the Option Agreement, the terms of this Amendment will govern.

      9. No Special Employment Rights. Nothing contained in this Amendment will be construed or deemed by any person under any circumstances to bind the Company

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to continue the employment of the Employee for the period during which the
Options may vest or for any other period.

      10. Entire Agreement. This Amendment, the Option Agreement, to the extent not amended and superseded by this Amendment, and the Stock Option Plan under which the Option Agreement was issued, constitute the entire agreement between the parties hereto respecting the Options (the "Entire Agreement"). There being no representations, warranties, or commitments between the parties hereto except as set forth in the Entire Agreement, the Entire Agreement replaces and supersedes any other agreement or arrangement, oral or written, between the Employee and the Company respecting the Options, including, without limitation, the Term Sheet.

      11. Governing Law. This Amendment, and the Option Agreement, shall be governed by and construed in accordance with the "Governing Law" provision set forth in the Stock Option Plan under which the Option Agreement was issued.


      IN WITNESS WHEREOF, the parties hereto have executed this document as of the date first set forth above.

         ORBCOMM Inc.                                JOHN P. BRADY

         By:  /s/ Jerome B. Eisenberg                 /s/ John Brady
             ------------------------                ------------------------
         Name: Jerome B. Eisenberg
         Title: CEO and President


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